Exhibit 2.1

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT, dated as of April 3, 2013 (this “Amendment”), to the AGREEMENT AND PLAN OF MERGER, dated as of March 19, 2013 (the “Merger Agreement”), made among Valeant Pharmaceuticals International, a Delaware corporation (“Parent”), Odysseus Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Obagi Medical Products, Inc., a Delaware corporation (the “Company”), and solely for purposes of Section 6.17 thereof, Valeant Pharmaceuticals International, Inc., a Canadian corporation (“Guarantor”), is entered into by and among Parent, Merger Sub, the Company and the Guarantor, and amends the Merger Agreement to the extent set forth herein. Capitalized terms used but not defined in this Amendment shall have the respective meanings specified in the Merger Agreement.

WHEREAS, in accordance with Section 9.2 of the Merger Agreement, the parties to the Merger Agreement desire to amend certain terms of the Merger Agreement as set forth in this Amendment so as to, among other things, increase the Offer Price from $19.75 to $24.00;

WHEREAS, the Company’s Board of Directors (the “Company Board”) has unanimously (i) determined that this Amendment, the Merger Agreement, as amended by this Amendment, and the Transactions, including the Offer and the Merger, as amended by this Amendment, are advisable, fair to and in the best interest of the Company and its stockholders, (ii) approved this Amendment and approved the Merger Agreement and the Transactions, as amended by this Amendment, in accordance with the requirements of the DGCL and (iii) subject to the terms and conditions set forth in the Merger Agreement, as amended by this Amendment, resolved to recommend acceptance of the Offer and, if necessary, adoption of the Merger Agreement, in each case as amended by this Amendment, by the Company’s stockholders;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment and in the Merger Agreement, and intending to be legally bound hereby, Parent, Merger Sub, Guarantor and the Company hereby agree as follows:

Section 1. Per Share Amount Increased. The second Recital to the Merger Agreement shall be amended by replacing the phrase “at a price per share of $19.75” in the defined term “Offer Price” with “at a price per share of $24.00”.

Section 2. Termination Fee Increased. Section 8.3(a) of the Merger Agreement is amended by replacing the dollar amount of “$16,172,214” in the defined term “Termination Fee” with “$21,000,000”.

Section 3. Amendment to Offer Documents. Parent shall, and shall cause Merger Sub to, file with the SEC all necessary amendments or supplements to the Schedule TO and the Offer Documents giving effect to this Amendment within one (1) Business Day after the date of this Amendment, and shall cause the Offer Documents to be disseminated to the Company’s stockholders in accordance with the applicable requirements of the Exchange Act. On the date of filing by Parent and Merger Sub of the amendments or supplements to the Schedule TO and

Offer Documents, the Company shall file with the SEC and mail to the Company’s stockholders an amendment to its Schedule 14D-9 describing the recommendation of the Company Board giving effect to this Amendment, and shall cause the Schedule 14D-9 to be disseminated to the Company’s stockholders as required by Rule 14d-9 under the Exchange Act.

Section 4. References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein”, or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment.

Section 5. Miscellaneous. This Amendment and the Merger Agreement (including the documents or instruments referred to herein or therein, including any annex or disclosure schedule attached thereto or referred to therein, which annexes and disclosure schedules are incorporated therein by reference), together, embody the entire agreement and understanding among the parties and supersede any prior understandings, agreements or representations by or among such parties or their representatives, written or oral, that may have related to such subject matters. Except as specifically amended by this Amendment, all of the terms, covenants and other provisions the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, as amended by this Amendment, are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. The terms and provisions of Article IX of the Merger Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

VALEANT PHARMACEUTICALS INTERNATIONAL

By:	/s/ J. Michael Pearson
Name:	J. Michael Pearson
Title:	President

ODYSSEUS ACQUISITION CORP.

By:	/s/ J. Michael Pearson
Name:	J. Michael Pearson
Title:	President & CEO

OBAGI MEDICAL PRODUCTS, INC.

By:	/s/ Albert F. Hummel
Name:	Albert F. Hummel
Title:	President & CEO

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ J. Michael Pearson
Name:	J. Michael Pearson
Title:	Chairman & CEO

[AMENDMENT TO MERGER AGREEMENT]